Exhibit 99.1
Caterpillar Inc.
3Q 2009 Earnings Release

October 20, 2009

FOR IMMEDIATE RELEASE

Caterpillar Reports Third-Quarter Profit and Raises 2009 Profit Outlook
2010 Sales and Revenues Expected to be up 10 to 25 Percent from 2009

PEORIA, Ill.— Caterpillar Inc. (NYSE: CAT) today announced a third-quarter profit of $0.64 per share, down $0.75 per share from the third quarter of 2008.  Sales and revenues of $7.298 billion were down 44 percent from $12.981 billion in the third quarter of 2008.

“We are pleased with this quarter’s profit given the severe economic environment and with our sales well below end-user demand as dealers continue to aggressively draw down inventories,” said Chairman and Chief Executive Officer Jim Owens.

 “During the quarter, our primary focus continued to be on trough management and operational execution.  We lowered production as dealers continued to cut inventories, we reduced costs, maintained positive price realization, lowered inventory, delivered positive operating cash flow and improved our financial position.  I’m confident that Team Caterpillar, supported by our strong dealers and suppliers, can leverage our comprehensive lineup of products and services to improve our leadership position as we move from recession to growth,” Owens added.

Third-quarter profit of $404 million was down $464 million from $868 million in the third quarter of 2008.  The decline was primarily due to significantly lower sales volume.  The negative impact of lower volume was partially offset by lower costs, a favorable effective tax rate, favorable price realization and pre-tax LIFO inventory decrement benefits of $120 million or $0.16 per share.  Manufacturing costs, selling, general and administrative and research and development expenses were all significantly lower than a year ago. The favorable effective tax rate included $129 million of benefits related to prior year tax returns.  Utilizing the Caterpillar Production System with 6 Sigma, the company has reduced inventory by about $2 billion since the end of 2008 and expects continued reduction through the remainder of the year.

“We believe the third quarter marked the low point for Caterpillar sales and revenues in what has been the toughest recession since the 1930s.  We are seeing encouraging signs that indicate a recovery may be underway,” Owens said.  “However, the world economy is still facing significant challenges.  There is uncertainty about the timing and strength of recovery.”

2009 Outlook
Caterpillar expects 2009 sales and revenues of $32 to $33 billion.  The 2009 profit outlook range has improved to $1.10 to $1.30 per share compared to the previous range of $0.40 to $1.50 per share.  The 2009 profit outlook includes redundancy costs of about $0.75 per share.  Excluding redundancy costs, the profit forecast for 2009 is $1.85 to $2.05 per share compared to the previous range of $1.15 to $2.25 per share.

“Caterpillar’s improved profit outlook for 2009 is a clear demonstration of our ability to implement our economic trough plans, which we announced as part of our corporate strategy in 2005,” Owens said.  “While we are still navigating through a very difficult environment in 2009, we see signs of improving economic conditions throughout most of the world.”

Preliminary 2010 Sales and Revenues Outlook
The preliminary outlook for 2010 sales and revenues is an increase of 10 to 25 percent from the midpoint of the 2009 outlook range, in part driven by the end of dealer inventory reductions which significantly impacted sales in 2009.

“While 2010 will still be a difficult year, we expect improvement in our top line from the lows of 2009, and it’s critical that we manage on the way up as well as we did in the face of declining volume.  As a result, we’ve already started planning for an upturn.  When it comes, it can come quickly, and we, our dealers and our suppliers will be prepared,” Owens said.

Notes:
-	Information on non-GAAP financial measures, including the treatment of redundancy costs in the outlook, is included on page 25.
-	Glossary of terms is included on pages 22-24; first occurrence of terms shown in bold italics.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2008 sales and revenues of $51.324 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  www.cat.com.

Caterpillar contact:  Kate Kenny, Corporate Public Affairs, (309) 636-5253 (Office) or (309) 361-9333 (Mobile)

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries Caterpillar serves including construction, infrastructure, mining, energy, marine and electric power generation; (iii) Caterpillar’s ability to manage material, including steel, and freight costs; (iv) Caterpillar’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers’ access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) political stability; (viii) market acceptance of the company's products and services; (ix) significant changes in the competitive environment; (x) epidemic diseases; (xi) severe change in weather conditions negatively impacting operations; (xii) changes in law, regulations and tax rates; and (xiii) other general economic, business and financing conditions and factors described in more detail in “Item 1A – Risk Factors” in Part II of our Form 10-Q filed with the SEC on July 31, 2009 for the 2nd quarter 2009.  The filing is available on our website at www.cat.com/sec_filings.  We do not undertake to update our forward-looking statements.

Key Points
Third Quarter 2009 (Dollars in millions except per share data)
	Third Quarter 2009	Third Quarter 2008	$ Change	% Change
Machinery and Engines Sales	$6,583	$12,148	$(5,565)	(46)%
Financial Products Revenues	715	833	(118)	(14)%
Total Sales and Revenues	$7,298	$12,981	$(5,683)	(44)%
Profit	$404	$868	$(464)	(53)%
Profit per common share - diluted	$0.64	$1.39	$(0.75)	(54)%

▪	Third-quarter sales and revenues of $7.298 billion were 44 percent lower than the third quarter of 2008.

▪	Machinery sales decreased 52 percent, Engines sales were down 35 percent and Financial Products revenues declined 14 percent from a year ago.

▪	Dealer-reported machine inventories declined $1.1 billion during the quarter, contributing to the sales decline.

▪
Operating cost levels were favorable, the tax rate was favorable, price realization improved and continued reduction in Caterpillar’s inventory contributed to additional pre-tax LIFO inventory decrement benefits of $120 million or $0.16 per share in the quarter.

▪	The quarter benefited from a favorable effective tax rate, including $129 million of benefits related to prior year tax returns.

▪
Year-to-date Machinery and Engines (M&E) operating cash flow was $1.488 billion and improved $905 million during the third quarter.  The Machinery and Engines Debt-to-Capital Ratio improved from 53.1 percent at the end of June 2009 to 49.5 percent at the end of September 2009.

▪	Given the positive results for the quarter and the improving outlook, Caterpillar’s Board of Directors maintained the quarterly dividend of $0.42 per share at the October 14, 2009, meeting.

2009 Outlook

▪	The full-year outlook for sales and revenues is a range of $32 to $33 billion.

▪
The profit outlook for the year has improved.  We expect 2009 profit in a range of $1.10 to $1.30 per share including redundancy costs of about $700 million, or $0.75 per share.  Excluding redundancy costs, we expect profit to be between $1.85 and $2.05 per share.

▪	The midpoint of the profit outlook has improved $0.25 per share—from $0.95 to $1.20 per share including redundancy costs and from $1.70 to $1.95 excluding redundancy costs.

2010 Preliminary Sales and Revenues Outlook

▪	We expect the world economy to improve in 2010, with growth of about 3 percent—the highest growth rate since 2007.

▪	We’re forecasting 2010 sales and revenues to be up 10 to 25 percent from the midpoint of the 2009 outlook range.

▪	In 2009, dealers are likely to reduce new machine inventories $3 to $3.5 billion. The absence of this reduction is a significant contributor to the improved sales outlook for 2010.

A question and answer section has been included in this release starting on page 17.

DETAILED ANALYSIS
Third Quarter 2009 vs. Third Quarter 2008

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between third quarter 2008 (at left) and third quarter 2009 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes the impact of consolidation of Caterpillar Japan Ltd. (Cat Japan) sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for third quarter 2009 were $7.298 billion, down $5.683 billion, or 44 percent, from third quarter 2008.  Machinery sales volume was down $4.195 billion, and Engines sales volume declined $1.459 billion.  Price realization improved $227 million, and currency had a negative impact on sales of $138 million, primarily due to a weaker euro and British pound.  In addition, Financial Products revenues decreased $118 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Asia/ Pacific	% Change	Latin America	% Change
Third Quarter 2009
Machinery	$3,904	(52)%	$1,490	(54)%	$882	(61)%	$1,005	(30)%	$527	(52)%
Engines 1	2,679	(35)%	828	(41)%	957	(41)%	591	(22)%	303	(6)%
Financial Products 2	715	(14)%	418	(15)%	123	(18)%	103	(5)%	71	(15)%
	$7,298	(44)%	$2,736	(47)%	$1,962	(51)%	$1,699	(26)%	$901	(40)%
Third Quarter 2008
Machinery	$8,051		$3,245		$2,270		$1,437		$1,099
Engines 1	4,097		1,400		1,617		757		323
Financial Products 2	833		491		150		108		84
	$12,981		$5,136		$4,037		$2,302		$1,506

1	Does not include internal engines transfers of $370 million and $738 million in 2009 and 2008, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.
2	Does not include internal revenues earned from Machinery and Engines of $73 million and $64 million in 2009 and 2008, respectively.

Machinery Sales

Sales of $3.904 billion decreased $4.147 billion, or 52 percent, from third quarter 2008.

▪	Excluding the consolidation of Cat Japan, sales volume decreased $4.475 billion.

▪	Price realization increased $114 million.

▪	Currency decreased sales by $66 million.

▪	Geographic mix between regions (included in price realization) was $8 million favorable.

▪	The consolidation of Cat Japan added $280 million to sales.

▪	The effects of the recession continued to be felt, and most industries throughout the world operated far below last year.

▪
Last year, dealers reported near-record delivery rates so limited recoveries in the third quarter left deliveries well below last year.  Lower end-user demand for machines, as reported by dealers, accounted for the majority of the sales volume decline.

▪
Dealers continued to reduce reported inventories, with the world total down about $2.6 billion so far this year.  Dealer inventories were below last year in dollars and slightly higher in months of supply.

▪	Continued inventory reductions, along with weakness in both Australia and Japan, were the primary reasons volume declined in the Asia/Pacific region.

▪	Dealer-reported inventory reductions accounted for more than half the sales volume decline in Latin America. Construction was well below last year, but mining improved in both Chile and Mexico.

▪	Output in most key industries in the United States remained well below last year. As a result, sales volume was off sharply.

▪	Europe’s third-quarter economic activity was well below last year. Most construction was down sharply, which caused a significant decline in sales volume.

▪	Sales volume in Africa/Middle East declined in response to reported reductions in dealer inventories and weak construction in both Turkey and South Africa.

▪	Economic activity in the Commonwealth of Independent States (CIS) was far below last year, and the CIS experienced the worst percentage decline in sales volume of any major area of the world.

North America – Sales decreased $1.755 billion, or 54 percent.

▪	Sales volume decreased $1.805 billion.

▪	Price realization increased $51 million.

▪	Currency decreased sales by $1 million.

▪	Industrial production in the United States recovered in July, and surveys indicate growth resumed in the service sector. However, output in most key industries was well below a year earlier.

▪
Dealer-reported deliveries of machines to end users showed signs of stabilizing in response to slight improvements in economic conditions.  However, sales remain well below year-earlier levels.  Weak end-user demand was the most significant cause for much lower sales volume than last year.

▪	Dealers reported inventory reductions of more than $400 million during the quarter, which further reduced sales volume. Dollar inventories were lower than last year, but months of supply increased.

▪	U.S. housing starts increased from the April low but were down 33 percent from a year earlier. Housing affordability was near a record high, but high unemployment discouraged home purchases.

▪	Nonresidential building contracts declined 31 percent from last year as a result of high vacancy rates, falling prices and rising loan defaults.

▪	Contracts for U.S. highway construction, benefiting from the stimulus package, began to improve in May. Contracts in the third quarter increased 13 percent from last year.

▪	Nonmetals mining and quarrying continued to struggle with soft output prices and weak demand from construction. Production was down 14 percent, and the industry’s operating rate was near a record low.

▪
Metals prices recovered during the quarter but remained well below last year.  Production of base metals fell 12 percent, and gold production was off 12 percent.  Canadian metals production dropped 37 percent.

▪
U.S. coal production declined 8 percent in response to reduced export opportunities, low utility burn and high inventory levels.  However, unfavorable conditions eased late in the quarter, and coal prices increased.  Canadian production was up slightly from a year ago.

▪	Crude oil prices steadily improved but were still well below peak prices of last year. Oil companies in Canada reduced tar sands development about 30 percent.

EAME – Sales decreased $1.388 billion, or 61 percent.

▪	Sales volume decreased $1.342 billion.

▪	Price realization increased $8 million.

▪	Currency decreased sales by $54 million.

▪	Steep declines in output over the past year caused most industries to compare very unfavorably with last year’s third quarter.

▪	Lower end-user demand was the most significant factor underlying the sharp drop in sales volume.

▪	Dealers continued to report inventory reductions during the quarter, further depressing sales volume. Reported inventories were below last year in both dollars and months of supply.

▪
Housing was depressed in Europe due to strict credit standards and declining home prices in many countries.  Permits in the euro-zone were down 17 percent in July, and housing orders in the United Kingdom were off 8 percent in the first two months of the quarter.

▪
Nonresidential construction developments were mostly negative.  U.K. orders declined 14 percent, and euro-zone infrastructure-related construction was down 28 percent.  However, building construction in the euro-zone rose 6 percent.

▪
Dealers continued to reduce inventories aggressively in Africa/Middle East, contributing to lower sales volume.  Oil production declined 10 percent, oil drilling declined 15 percent and there were sizable declines in construction permits in both South Africa and Turkey.

▪
Sales volume in the CIS experienced the largest percentage decline of any region.  Over the past year, Russia and Ukraine suffered severe recessions due to credit difficulties and lower commodity prices.

Asia/Pacific – Sales decreased $432 million, or 30 percent.

▪	Excluding the consolidation of Cat Japan, sales volume decreased $752 million.

▪	Price realization increased $26 million.

▪	Currency increased sales by $14 million.

▪	The consolidation of Cat Japan added $280 million to sales.

▪	Dealers reduced reported inventories sharply during the quarter, which accounted for much of the decrease in sales volume. Inventories declined in both dollars and months of supply.

▪
Dealer-reported machine deliveries in the emerging markets of Asia have recovered from recession lows.  China, which implemented aggressive economic recovery policies, is leading the recovery, and deliveries hit a new third-quarter high.

▪	Sales volume declined in India, Indonesia, Malaysia and Thailand. Gains occurred in Taiwan and Vietnam.

▪	Sales volume in Australia was down sharply despite some improvement in nonresidential construction and coal mining. Housing remained depressed, and output in metals mining declined.

Latin America – Sales decreased $572 million, or 52 percent.

▪	Sales volume decreased $568 million.

▪	Price realization increased $21 million.

▪	Currency decreased sales by $25 million.

▪	Dealers reported further sharp reductions in inventories, accounting for the majority of the sales volume decline. Inventories were below last year in both dollars and months of supply.

▪
Dealers reported lower deliveries to end users but that largely reflects the accumulated impact of steep declines over the past year and the comparison against a robust third quarter 2008.  Industrial production has already begun to recover from recession lows in the larger economies.

▪	Construction sectors declined in most countries. Building permits dropped 52 percent in Chile, 37 percent in Argentina and 34 percent in Colombia.

▪
Continued increases in commodity prices and recovery in world industrial production had mixed impact on regional mining.  Mining output declined 10 percent in Brazil but increased 2 percent in Chile and 1 percent in Mexico.

Engines Sales

Sales of $2.679 billion decreased $1.418 billion, or 35 percent, from third quarter 2008.

▪	Sales volume decreased $1.459 billion.

▪	Price realization increased $113 million.

▪	Currency decreased sales by $72 million.

▪	Geographic mix between regions (included in price realization) was $2 million unfavorable.

▪	Dealer-reported inventories were down, and months of supply increased, as dealer deliveries declined.

North America – Sales decreased $572 million, or 41 percent.

▪	Sales volume decreased $603 million.

▪	Price realization increased $32 million.

▪	Currency decreased sales by $1 million.

▪
Sales for petroleum applications decreased 6 percent primarily due to a decrease in sales for petroleum engine applications used for gas compression and drilling, partially offset by an increase in turbine sales.

▪	Sales for industrial applications decreased 59 percent based on substantially lower demand in construction and agricultural applications due to economic uncertainty and tight credit conditions.

▪	Sales for electric power applications decreased 67 percent due to weak economic conditions and reduced availability of credit combined with dealer efforts to reduce inventory.

EAME – Sales decreased $660 million, or 41 percent.

▪	Sales volume decreased $650 million.

▪	Price realization increased $48 million.

▪	Currency decreased sales by $58 million.

▪	Sales for electric power applications decreased 35 percent due to weak economic conditions and reduced availability of credit.

▪
Sales for industrial applications decreased 53 percent based on significantly lower demand in construction and agricultural applications due to weak economic conditions and reduced availability of credit.

▪	Sales for petroleum applications decreased 27 percent primarily due to a slowdown in engines used in production applications and land-based drilling, partially offset by an increase in turbine sales.

▪	Sales for marine applications decreased 41 percent due to weak economic conditions, especially in container applications, combined with dealer efforts to reduce inventories.

Asia/Pacific – Sales decreased $166 million, or 22 percent.

▪	Sales volume decreased $183 million.

▪	Price realization increased $27 million.

▪	Currency decreased sales by $10 million.

▪	Sales for petroleum applications decreased 24 percent primarily due to a slowdown in Chinese land-based drill activity, partially offset by an increase in turbine sales.

▪	Sales of electric power applications decreased 19 percent due to cancelled and delayed projects in China and India, partially offset by higher turbine sales.

▪	Sales for industrial applications decreased 41 percent due to significantly lower demand in construction and mining support applications.

▪	Sales for marine applications decreased 7 percent due to dealer efforts to reduce inventories, partially offset by a strong order backlog for workboat and general cargo vessels.

Latin America – Sales decreased $20 million, or 6 percent.

▪	Sales volume decreased $25 million.

▪	Price realization increased $8 million.

▪	Currency decreased sales by $3 million.

▪	Sales for petroleum applications increased 23 percent primarily due to an increase in turbine sales that was partially offset by a slowdown in production power applications, especially in Argentina.

▪	Sales of electric power applications decreased 34 percent due to weak economic conditions and reduced availability of credit.

Financial Products Revenues

Revenues of $715 million decreased $118 million, or 14 percent, from third quarter 2008.

▪	The decrease was due to lower average earning assets of $57 million and an $11 million impact of lower interest rates on new and existing finance receivables.

▪	Other revenues at Cat Financial decreased $25 million, primarily due to the unfavorable impact from returned or repossessed equipment.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between third quarter 2008 (at left) and third quarter 2009 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other/M&E Redundancy includes the operating profit impact of consolidating adjustments, consolidation of Cat Japan and Machinery and Engines other operating (income) expenses, which include Machinery and Engines redundancy costs.

Operating Profit

The third-quarter operating profit was $277 million compared to an operating profit of $1,173 million in the third quarter of 2008.  Lower sales volume was the primary reason for the decline.  Sales volume includes the impact of a favorable mix of products for both Machinery and Engines.

Manufacturing costs improved $284 million, of which $120 million ($0.16 per share) was related to LIFO inventory decrement benefits.  Excluding decrement benefits, manufacturing costs improved $164 million.  About two-thirds was from lower labor and overhead costs, and about one-third was from lower material costs.

Selling, general and administrative (SG&A) and research and development (R&D) expenses declined $362 million as a result of significant cost-cutting measures.

Currency had a $90 million favorable impact on operating profit as the benefit to costs more than offset the negative impact on sales.

The consolidation of Cat Japan unfavorably impacted operating profit by $79 million.

Operating Profit (Loss) by Principal Line of Business
(Millions of dollars)	Third Quarter 2009	Third Quarter 2008	$ Change	% Change
Machinery 1	$(124)	$464	$(588)	(127)%
Engines 1	370	616	(246)	(40)%
Financial Products	92	144	(52)	(36)%
Consolidating Adjustments	(61)	(51)	(10)
Consolidated Operating Profit	$277	$1,173	$(896)	(76)%

1	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit/Loss by Principal Line of Business

▪
Machinery operating loss was $124 million compared to an operating profit of $464 million in the third quarter 2008.  Sharply lower sales volume and losses at Cat Japan were partially offset by lower SG&A and R&D expenses, a decrease in manufacturing costs, LIFO inventory decrement benefits and improved price realization.

▪
Engines operating profit of $370 million was down $246 million, or 40 percent, from the third quarter 2008.  Significantly lower sales volume was partially offset by lower SG&A and R&D expenses and improved price realization.

▪
Financial Products operating profit of $92 million was down $52 million, or 36 percent, from the third quarter 2008.  The decrease was primarily attributable to a $29 million unfavorable impact from lower average earning assets, a $29 million increase in the provision for credit losses at Cat Financial and a $23 million unfavorable impact from returned or repossessed equipment, partially offset by a $25 million decrease in SG&A expenses.

Other Profit/Loss Items

▪	Interest expense excluding Financial Products increased $32 million due to higher debt. As a result of the weak economic environment and uncertain capital markets, we have held more cash than usual.

▪
Other income/expense was income of $66 million compared with income of $146 million in third quarter 2008.  The decline was primarily related to the unfavorable impact from net currency exchange gains and losses.

▪
The provision/(benefit) for income taxes reflected a significantly more favorable effective tax rate than the third quarter of 2008.  The improvement is primarily attributable to the current period recognition of tax benefits related to prior year tax returns of $129 million, along with a more favorable geographic mix of profits and losses from a tax perspective and a larger percentage benefit from U.S. permanent differences and credits including the research and development tax credit.  The prior year tax benefits primarily resulted from the U.S. settlement of tax years 1995 to 1999 and the true-up of estimated amounts used in the 2008 tax provision to the U.S. tax return as filed in September 2009.  We are currently unable to reliably estimate the 2009 annual effective tax rate and are recording taxes on an actual (discrete period) basis.  This approach results in more volatility in the quarterly effective tax rate, particularly with the reduced overall profit levels.

▪
Equity in profit/loss of unconsolidated affiliated companies was $1 million of income compared with income of $11 million in the third quarter 2008.  The decrease is primarily related to the absence of equity profit after the consolidation of Cat Japan.

▪
Profit/loss attributable to noncontrolling interests (formerly minority interest) favorably impacted profit by $20 million compared with the third quarter of 2008, primarily due to adding back 33 percent of Cat Japan’s losses attributable to Mitsubishi Heavy Industries.

Employment

Worldwide employment was 94,225 at the end of third quarter 2009.  Employment declined by approximately 17,900 from third quarter 2008.

Since late 2008, we have taken a variety of steps to bring our workforce in line with demand. This includes full-time Caterpillar employees who have been laid off or separated and those who have taken advantage of incentive-based voluntary plans offered by the company.  Since the end of 2008, full-time employment has declined by about 18,700.  In addition, we have long utilized a flexible workforce made up of part-time/temporary, contract and agency workers to better respond to shifts in demand.  These workers are not included in our full-time employment.  Since late 2008, we have reduced this flexible workforce by more than 18,000.  Looking forward, we will adjust our workforce as production levels and resource requirements change.  We expect the recovery and demand for jobs to vary depending on specific regions of the world, industry and product.

OUTLOOK

2009 Economic Outlook

Industrial production has improved in the vast majority of major economies, signaling an end to the world’s worst postwar recession.

▪
Central banks accelerated interest-rate reductions after the Lehman Brothers’ bankruptcy, and interest rates throughout the world are the lowest on record.  For many developed economies, interest rates are lower than during the Great Depression.

▪
Central banks increased their balance sheets to increase liquidity in financial systems.  Although banks are still holding much of this liquidity, some has moved into the public’s hands.  Growth in the money supply accelerated in some of the larger economies.

▪	Governments introduced more than $3.5 trillion in multi-year stimulus programs with most of the expected impact in the last half of 2009 and into 2010.

▪
World economic growth should be positive in the last half of this year.  However, the collapse in growth late last year and early this year means world output will be down slightly more than 2 percent for the full year, the worst decline in the postwar period.

▪
Asia/Pacific will be the strongest region for growth this year, an estimated 4 percent.  China’s recovery stimulus returned its growth to almost 8 percent in the second quarter, and full-year growth should be nearly 8.5 percent.  India and Indonesia also reacted quickly, and 2009 growth should average about 6 percent and 4 percent, respectively.

▪
Africa/Middle East should have marginal economic growth.  Positives include improved access to credit, higher commodity prices and lower interest rates.  The CIS economy, despite some signs of improvement, should shrink about 6 percent in 2009.

▪	Most Latin American economies are in recovery, led by a strong rebound in Brazil. However, a recession in Mexico will result in the regional economy declining an estimated 2 percent this year.

▪
Collectively, developing economies should grow almost 1.5 percent this year.  Although growth is down from 5.5 percent in 2008, it is much better than the 3.5-percent decline expected in developed economies.

▪
The U.S. economy declined at less than a 1-percent rate in the second quarter despite record inventory reductions.  A slowing in inventory reductions, some improvement in consumer spending, further gains from trade and more government spending likely pushed growth to 3 percent or better in the third quarter.  Despite further growth in the fourth quarter, output will decline about 2.5 percent for the full year.

▪
The European economy declined about 1 percent in the second quarter, and surveys suggest recovery started in the third quarter.  However, earlier severe declines should leave output down 4 percent for the full year.

▪
The Japanese economy collapsed during the recession, with industrial production bottoming 37 percent below the best month in 2008.  Recovery has started, but the Japanese economy will be down about 5 percent for the full year.

2009 Sales and Revenues Outlook

With nine months of 2009 behind us, we have tightened the full-year outlook for sales and revenues to a range of $32 to $33 billion.  We expect that dealers will continue to reduce machine inventories during the fourth quarter, but likely at a lower rate than the second and third quarters.  Dealers will likely reduce new machine inventories between $3 and $3.5 billion for the full year 2009.

2009 Profit Outlook

We have implemented a wide variety of actions to weather this very severe recession, and as a result, we expect to be solidly profitable in 2009.  We expect 2009 profit in a range of $1.10 to $1.30 per share including redundancy costs of about $700 million, or $0.75 per share.  Excluding redundancy costs, we expect profit to be between $1.85 and $2.05 per share.

This is an improvement in the 2009 profit outlook since the end of the second quarter.  At that time we expected profit at the midpoint of the range to be $0.95 per share, or $1.70 per share excluding redundancy costs.  The current profit outlook reflects an improvement at the midpoint of the profit range of $0.25 per share.

2010 Economic Outlook

Led by developing economies, we expect that economic recovery will strengthen in 2010, with worldwide growth of about 3 percent.  This rate of growth would be the best since 2007, but low by historic standards given the depth of the recession.

▪
Consumer prices are currently declining in the United States, euro-zone and Japan; inflation in the developed economies is the lowest since 1969.  At the same time, unemployment is high and generally rising.  As a result, we assume most central banks will maintain very low interest rates through at least mid 2010 and then raise rates cautiously in the second half.

▪	We project the Federal Reserve will increase rates from about 0.15 percent to 1 percent by the end of 2010; the European Central Bank, from 1 percent to 2 percent.

▪
Many credit spreads are elevated, and businesses often struggle to obtain credit.  We assume central banks will need to maintain expansive balance sheets throughout much of 2010 to further ease financial pressures.

▪	Stimulus programs should have maximum impacts in the first half of 2010. Some governments may expand programs to provide additional support.

▪	The severe recession left the world economy with vast amounts of unused capacity. As a result, inflation is unlikely to develop into a serious problem in 2010, no matter how fast the recovery.

▪	Economies are still struggling with continuing problems, which is normal in the early months of recovery. However, historical comparisons show that severe recessions give way to rapid recoveries.

▪
Our forecast assumes that developing economies will continue to outperform developed economies.  Growth in the developing economies should be more than 5 percent in 2010, compared with about 2 percent in the developed economies.

▪
Improved world economic growth in 2010 should extend the ongoing recovery in commodity prices.  We expect most commodity prices will be attractive for investment, and producers will increase both production and investment.

▪
Asia/Pacific will remain the fastest growing region, with about 6.5-percent growth.  We expect almost 9-percent growth in China and 7-percent growth in India.  High rates of growth should improve construction spending and investments in mining capacity.

▪
The economies of Latin America, Africa/Middle East and CIS should grow between 3 and 3.5 percent next year.  Better growth should revive construction spending, and most economies will benefit from higher commodity prices.

▪
We forecast 3-percent growth in the U.S. economy, which is slower than past recoveries from severe recessions.  Housing, highway construction and mining production should all improve.  Nonresidential building construction will likely continue to decline.

▪	The economies of Europe and Japan, coming off steep declines in 2009, should grow 1 to 1.5 percent in 2010. Construction should improve slightly.

▪
Our major concern is that central banks will begin raising interest rates and reducing balance sheets too quickly.  Economies likely will remain fragile well into 2010, and a renewed downturn would result in an even worse recession than the one just ended.  Most central banks acknowledge this risk and indicate no hurry to tighten policies.  As a result, we believe the chances of renewed recession next year are low.

2010 Preliminary Sales and Revenues Outlook

We’re forecasting an increase in sales and revenues in 2010 of 10 to 25 percent from the midpoint of the 2009 outlook range.

▪
In 2009, dealers are likely to reduce new machine inventories $3 to $3.5 billion.  At the midpoint of the 2010 sales range, we would expect little change in dealer inventories next year, resulting in higher production and sales for Caterpillar.

▪
A growing world economy, along with stronger demand for commodities and increased construction spending, will increase end-user demand for machinery.  However, the level of recovery anticipated in our outlook for 2010 is slower than historical precedents.

▪	Improved price realization—positive, but less than 1 percent.

▪	Currency impacts—positive, but less than 1 percent.

▪	At the midpoint of the outlook range, Engines sales (including turbines) are expected to decline slightly from 2009.

QUESTIONS AND ANSWERS

Q1:	It appears that many commodity prices are remaining at relatively high levels given current commodity demand. Do you expect commodity prices to remain at current levels?

A:
Most commodity prices bottomed during the first quarter of this year and then increased through the third quarter.  Industrial production is recovering in many countries and that should support both demand and prices during the fourth quarter.  We expect that most commodity prices will be at levels attractive for producers to increase both production and investment throughout 2010.  Natural gas is an exception since plentiful supplies should keep prices relatively low.

Q2:
Over the past quarter you’ve talked about signs of economic improvement and improvement in your sales in China.  Can you summarize what happened in the third quarter in China and your expectations for the remainder of the year?

A:
Dealers in China reported their best third quarter ever for machine deliveries.  That was a result of the government's stimulus package and more than a 30-percent expansion in credit compared to a year earlier.  We expect the Chinese economy will grow about 8.5 percent this year, and dealer deliveries of machines will continue to improve in the fourth quarter.

Q3:	What does your 2010 preliminary outlook assume for U.S. housing starts?

A:
We project housing starts of about 1 million units in 2010, up from around 600,000 units in 2009.  Inventories of unsold new homes have dropped sharply, prices have stabilized and mortgage interest rates are low.  Housing affordability is the best since the early 1970s, when housing starts exceeded 2 million units annually.  That said, starts in the years 2008 through 2010 would be the three lowest years since 1945.

Q4:	Has there been any change in sentiment with your mining customers, and how is mining shaping up for 2010?

A:
We have experienced increased quoting activity and order intake on mining products relative to the second quarter.  Our mining customers, in general, appear to be more optimistic now as compared to last quarter, and many believe the mining industry has bottomed.  We expect this optimism to carry into 2010, and believe it is largely a result of relative stability in iron ore, copper and oil prices, along with record gold prices and increasing stability in financial markets.  Even so, some customers are still acting cautiously, and many remain concerned about the sustainability of current commodity prices.

Q5:	Can you be more specific about what’s happened with dealer inventories so far this year? What are your expectations for all of 2009?

A:
During the first nine months of 2009, dealers reduced their machine inventories about $2.6 billion with $1.1 billion of that in the third quarter.  During the first nine months of 2008, they increased machine inventories about $1 billion with about $100 million of the increase coming in the third quarter of 2008.  As a result of changes to dealer inventories in both years, we’ve seen a negative impact on year-to-date 2009 machine sales compared with the same period in 2008 of about $3.6 billion.  We expect that dealers will continue to lower their machine inventories in 2009.  We expect that the $2.6 billion reduction through the first nine months could grow to $3 to $3.5 billion by year-end.

Q6:	What’s included in your 2010 preliminary outlook related to dealer inventories?

A:
Our preliminary outlook for 2010 sales and revenues covers a wide range, up 10 to 25 percent from the midpoint of the 2009 sales and revenues outlook.  Dealer inventory needs are also likely to cover a range.  At the bottom of our outlook range, dealer inventory would likely be flat to slightly down.  At the top of the outlook range, dealer sales to end users would be increasing at a higher rate and would likely result in dealers modestly increasing inventories.

Q7:
We think of your turbines business as “late cycle” and understand that 2009 will be a very good year for sales.  However, prospects for next year may be more difficult.  Directionally, what have you built into your 2010 preliminary outlook for turbines?

A:
Based on order activity, sales will likely be down from peak highs in 2008 and 2009, but still at healthy levels from a historical perspective.  In addition to new equipment, turbine sales include related services, which continue to grow with expanded offerings to our customers and ongoing support of our large field population.

Q8:	How are your integrated service businesses performing given the economic downturn?

A:
As these businesses provide services or contain an important service component, they tend to be more stable through the business cycle than new machines and engines.  Although volume declined for these businesses from the third quarter of 2008, it was much less than the decline in sales and revenues for the company in total.  Integrated service businesses represented about half of total company sales and revenues in the third quarter.

Q9:	Year to date, the reduction in R&D has been less than the reduction in SG&A. Why?

A:
Much of this year’s R&D is focused on new products to meet Tier 4 regulatory emissions requirements and is an investment in our future.  With the Tier 4 product rollout beginning in 2011, this is a critical time in the product development process.  As a result, 2009 R&D expense, while down from 2008, will still be the second highest in our history.

Q10:	There was $558 million of redundancy cost in the first quarter, $85 million in the second quarter and nothing in the third quarter. Do you expect more in the fourth quarter?

A:	Yes, we do expect more redundancy costs in the fourth quarter and have not changed our full-year estimate of about $700 million, or $0.75 per share.

Q11:	You provided a preliminary 2010 outlook for sales and revenues, but not profit. Why not?

A:
Our annual planning process starts with our view of the economy and the industries we serve.  Our sales and revenues outlook is based on that and is a key input in operational planning—production, resource needs and costs.  We are far enough along in our annual planning process to provide an economic and sales and revenues outlook, but have more work to do to complete our profit outlook for next year.

That said, we expect that next year will continue to be very challenging.  While we’re forecasting better sales volume, expect to benefit from continued implementation of the Cat Production System and we don’t expect significant employee redundancy costs next year, we will face profit pressure in other areas.  For example, R&D expenses will likely be higher as we prepare for Tier 4, pension expense will increase in 2010, we don’t expect that LIFO inventory decrement benefits will be as significant and 2009 had favorable tax items that are not expected to repeat.

Q12:	Can you comment on your consolidated liquidity position?

A:
Caterpillar has continued to maintain a strong liquidity position.  We have approximately $3 billion of excess cash and have reduced our consolidated debt by $1.2 billion since the end of the second quarter.  We plan to maintain approximately this level of excess cash during the remainder of 2009 and into 2010 to ensure a strong liquidity position.

Q13:	Inventory is down about $2 billion since the end of 2008. Do you expect further reductions this year?

A:	Yes. We expect further inventory reductions during the fourth quarter.

Q14:	Can you summarize your 2009 expectations related to capital expenditures, stock repurchase and dividends?

A:
Capital expenditures are expected to be about $1.4 billion.  No stock repurchase is expected.  For dividends, each quarter the Board of Directors reviews the company’s dividend and determines whether to increase, maintain or decrease the dividend for the applicable quarter.  On a quarterly basis, the Board evaluates the financial condition of the company and considers the economic outlook, cash flow, liquidity needs and the health and stability of global credit markets to determine whether to maintain or change the quarterly dividend.  The Board has decided to maintain the dividend for the fourth quarter of 2009.

Q15:	Can you comment on your revolving bank credit lines that you use to back up commercial paper? You usually renew a significant portion every year, what’s the status?

A:
In September, we successfully renewed that portion of the joint Caterpillar Inc. and Cat Financial corporate revolving credit facility that was due to expire.  The final total revolving credit facility amount is now $6.989 billion—a $136 million increase over 2008.  The revolving credit facility serves as the primary backup for commercial paper issued globally by Caterpillar entities.

Q16:
During the second quarter you issued stock to fund U.S. pension plans.  Can you discuss pension funding in total—how much cash is expected to be contributed in 2009, how much stock was issued and what will be the impact on total shares outstanding?

A:
To proactively address funding obligations, we expect to contribute approximately $1 billion to pension plans in 2009.  During the first nine months of 2009, $988 million was contributed.  To provide the company with greater financial flexibility, we funded a portion of the contribution with company stock.  In May, 18.2 million shares of company stock were contributed to U.S. pension plans.  This equated to a contribution of approximately $650 million.  In addition, beginning in June, the company began funding the 401(k) match with company stock.  This is equivalent to approximately $10 million per month.  As of September 30, 2009, the company had 623 million shares outstanding.

Q17:	Give us an update on the quality of Cat Financial’s asset portfolio. How are past dues, credit losses and allowances?

A:
During the third quarter, overall portfolio quality continued to reflect signs of stress associated with global economic conditions.  At the end of the third quarter 2009, past dues were 5.79 percent, compared with 5.53 percent at the end of the second quarter.  At the end of the third quarter 2008, past dues were 3.64 percent.  We expect that there will be continued pressure on past dues during the remainder of 2009.

Bad debt write-offs, net of recoveries, were $65 million for the third quarter of 2009, up from $55 million in the second quarter of 2009 and $22 million for the third quarter of 2008.  The $43 million year-over-year increase was driven by adverse economic conditions, primarily in North America and to a lesser extent in Europe.

Year-to-date annualized losses are 0.90 percent of average retail portfolio compared to 0.82 percent for the second quarter.  The rate of write-offs, at 0.90 percent, is higher in comparison with the most recent periods of economic weakness in 2001 and 2002, which were 0.65 percent and 0.69 percent respectively.

At the end of the third quarter 2009, Cat Financial's allowance for credit losses totaled $381 million, compared with $390 million of allowance for credit losses at the end of the third quarter of 2008.  This slight decrease in allowance for credit losses resulted from a reduction in Cat Financial's overall net finance receivable portfolio, which lowered the required allowance by $58 million, and was largely offset by a $49 million increase in the allowance rate.

Q18:	Do you believe that past dues have peaked for this business cycle or are close to the peak?

A:	Although uncertainty remains for 2010, we continue to expect that past dues will be at or near peak by year-end 2009, with gradual improvement next year as global economic recovery begins.

Q19:	How has Cat Financial maintained funding access to cover maturing debt? Can you comment on your liquidity position in general? Will you need new long-term debt over the next year?

A:
Cat Financial has been able to access ample liquidity to cover all maturing debt obligations utilizing a broad and diverse global funding program.  Year to date in 2009, Cat Financial has issued $3 billion in U.S. medium-term notes, $690 million in U.S. retail notes, €650 million in euro medium-term notes and C$500 million in Canadian dollar medium-term notes.  This debt issuance, combined with year-to-date cash receipts, has allowed Cat Financial to cover all 2009 debt maturities and generate a cash balance of $2.2 billion at the end of the third quarter of 2009.  As a result, our liquidity position remains strong. Cat Financial 2010 term debt maturities are approximately $4.9 billion, of which a portion will be funded by current cash balances and projected cash receipts. Cat Financial will remain selective and opportunistic in issuing new term debt over the remainder of 2009 and into 2010.

GLOSSARY OF TERMS

1.
Caterpillar Japan Ltd. (Cat Japan) – A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one half of MHI's shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.

2.
Caterpillar Production System – The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

3.	Consolidating Adjustments – Eliminations of transactions between Machinery and Engines and Financial Products.
4.
Currency – With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.
Debt-to-Capital Ratio – A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Engines debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Engines debt, redeemable noncontrolling interest and stockholders' equity.

6.	EAME – Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
7.	Earning Assets – Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
8.
Engines – A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machinery and engine components and remanufacturing services for other companies.  Reciprocating engines meet power needs ranging from 10 to 21,700 horsepower (8 to more than 16 000 kilowatts).  Turbines range from 1,600 to 30,000 horsepower (1 200 to 22 000 kilowatts).

9.
Financial Products – A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance) and their respective subsidiaries.  Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels.  Cat Financial also extends loans to customers and dealers.  Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.
Integrated Service Businesses – A service business or a business containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

11.	Latin America – Geographic region including Central and South American countries and Mexico.
12.
LIFO Inventory Decrement Benefits – A significant portion of Caterpillar's inventory is valued using the last-in, first-out (LIFO) method.  With this method, the cost of inventory is comprised of "layers" at cost levels for years when inventory increases occurred.  A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost, years.  A LIFO decrement benefit represents the impact on profit of charging cost of goods sold with prior year cost levels rather than current period costs.

13.
Machinery – A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders, underground mining equipment, tunnel boring equipment and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

14.
Machinery and Engines (M&E) – Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

15.	Machinery and Engines Other Operating (Income) Expenses – Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges and employee redundancy costs.
16.
Manufacturing Costs – Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

17.
Price Realization – The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

18.
Redundancy Costs – Costs related to employment reduction including employee severance charges, pension and other postretirement benefit plan curtailments and settlements and healthcare and supplemental unemployment benefits.

19.
Sales Volume – With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machinery and engines as well as the incremental revenue impact of new product introductions.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machinery and engines combined with product mix—the net operating profit impact of changes in the relative weighting of machinery and engines sales with respect to total sales.

20.
6 Sigma – On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities.  At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain.  It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through black belt-led project teams.  At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or substitutes for the related GAAP measures.

Profit Per Share Excluding Redundancy Costs

During the third quarter of 2009, redundancy costs related to employment reductions in response to the global recession were insignificant.  We believe it is important to separately quantify the profit per share impact of redundancy costs in order for our 2009 actual results and outlook to be meaningful to our readers.  Reconciliation of profit per share excluding redundancy costs to the most directly comparable GAAP measure, profit per share is as follows:

	Third Quarter 2009	Nine Months Ended September 30, 2009	2009 Outlook 1
Profit per share	$0.64	$1.07	$1.10 – 1.30
Per share redundancy costs	$—	$0.70	$0.75
Profit per share excluding redundancy costs	$0.64	$1.77	$1.85 – 2.05

1	2009 Sales and Revenues range of $32 to $33 billion

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Engines information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 29-34 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Kate Kenny
Corporate Public Affairs
(309) 636-5253 (Office) or (309) 361-9333 (Mobile)
mail to:Kenny_Kate@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales and revenues:
Sales of Machinery and Engines	$6,583	$12,148	$22,347	$35,924
Revenues of Financial Products	715	833	2,151	2,477
Total sales and revenues	7,298	12,981	24,498	38,401

Operating costs:
Cost of goods sold	5,255	9,704	18,034	28,349
Selling, general and administrative expenses	907	1,061	2,703	3,094
Research and development expenses	327	437	1,066	1,221
Interest expense of Financial Products	256	291	807	854
Other operating (income) expenses	276	315	1,439	892
Total operating costs	7,021	11,808	24,049	34,410

Operating profit	277	1,173	449	3,991

Interest expense excluding Financial Products	91	59	301	203
Other income (expense)	66	146	293	351

Consolidated profit before taxes	252	1,260	441	4,139

Provision (benefit) for income taxes	(139)	395	(179)	1,249
Profit of consolidated companies	391	865	620	2,890

Equity in profit (loss) of unconsolidated affiliated companies	1	11	1	32

Profit of consolidated and affiliated companies	392	876	621	2,922

Less: Profit (loss) attributable to noncontrolling interests	(12)	8	(42)	26

Profit 1	$404	$868	$663	$2,896

Profit per common share	$0.65	$1.43	$1.08	$4.72

Profit per common share – diluted 2	$0.64	$1.39	$1.07	$4.57

Weighted-average common shares outstanding (millions)
- Basic	622.4	607.0	612.1	613.2
- Diluted 2	635.5	624.8	620.6	633.2

Cash dividends declared per common share	$—	$—	$0.84	$0.78

1	Profit attributable to common stockholders.
2	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars)
	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and short-term investments	$4,188	$2,736
Receivables - trade and other	5,733	9,397
Receivables - finance	7,791	8,731
Deferred and refundable income taxes	1,248	1,223
Prepaid expenses and other current assets	448	765
Inventories	6,815	8,781
Total current assets	26,223	31,633

Property, plant and equipment – net	12,250	12,524
Long-term receivables - trade and other	867	1,479
Long-term receivables - finance	13,240	14,264
Investments in unconsolidated affiliated companies	101	94
Noncurrent deferred and refundable income taxes	3,298	3,311
Intangible assets	474	511
Goodwill	2,272	2,261
Other assets	2,113	1,705
Total assets	$60,838	$67,782

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$554	$1,632
-- Financial Products	3,969	5,577
Accounts payable	2,714	4,827
Accrued expenses	3,360	4,121
Accrued wages, salaries and employee benefits	761	1,242
Customer advances	1,283	1,898
Dividends payable	—	253
Other current liabilities	792	1,027
Long-term debt due within one year:
-- Machinery and Engines	193	456
-- Financial Products	4,331	5,036
Total current liabilities	17,957	26,069

Long-term debt due after one year:
-- Machinery and Engines	5,709	5,736
-- Financial Products	17,360	17,098
Liability for postemployment benefits	9,039	9,975
Other liabilities	2,260	2,190
Total liabilities	52,325	61,068

Redeemable noncontrolling interest	431	524

Stockholders' equity
Common stock	3,392	3,057
Treasury stock	(10,702)	(11,217)
Profit employed in the business	20,026	19,826
Accumulated other comprehensive income (loss)	(4,740)	(5,579)
Noncontrolling interests	106	103
Total stockholders' equity	8,082	6,190
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$60,838	$67,782

Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars)
	Nine Months Ended
	September 30,
	2009	2008
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$621	$2,922
Adjustments for non-cash items:
Depreciation and amortization	1,633	1,453
Other	203	58
Changes in assets and liabilities:
Receivables – trade and other	3,958	(676)
Inventories	1,985	(1,380)
Accounts payable and accrued expenses	(3,054)	790
Customer advances	(606)	321
Other assets – net	102	154
Other liabilities – net	(371)	(362)
Net cash provided by (used for) operating activities	4,471	3,280
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(751)	(1,362)
Expenditures for equipment leased to others	(747)	(1,082)
Proceeds from disposals of property, plant and equipment	799	754
Additions to finance receivables	(5,255)	(11,168)
Collections of finance receivables	7,343	7,402
Proceeds from sale of finance receivables	69	710
Investments and acquisitions (net of cash acquired)	(9)	(139)
Proceeds from sale of available-for-sale securities	232	292
Investments in available-for-sale securities	(312)	(270)
Other – net	(89)	116
Net cash provided by (used for) investing activities	1,280	(4,747)
Cash flow from financing activities:
Dividends paid	(766)	(700)
Distribution to noncontrolling interests	—	(10)
Common stock issued, including treasury shares reissued	50	128
Payment for stock repurchase derivative contracts	—	(38)
Treasury shares purchased	—	(1,716)
Excess tax benefit from stock-based compensation	8	55
Acquisitions of noncontrolling interests	(6)	—
Proceeds from debt issued (original maturities greater than three months)	10,869	14,020
Payments on debt (original maturities greater than three months)	(10,777)	(10,888)
Short-term borrowings (original maturities three months or less)-net	(3,686)	1,646
Net cash provided by (used for) financing activities	(4,308)	2,497
Effect of exchange rate changes on cash	9	(14)
Increase (decrease) in cash and short-term investments	1,452	1,016
Cash and short-term investments at beginning of period	2,736	1,122
Cash and short-term investments at end of period	$4,188	$2,138

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$6,583	$6,583	$—	$—
Revenues of Financial Products	715	—	788	(73)	2
Total sales and revenues	7,298	6,583	788	(73)

Operating costs:
Cost of goods sold	5,255	5,255	—	—
Selling, general and administrative expenses	907	765	146	(4)	3
Research and development expenses	327	327	—	—
Interest expense of Financial Products	256	—	256	—	4
Other operating (income) expenses	276	(10)	294	(8)	3
Total operating costs	7,021	6,337	696	(12)

Operating profit	277	246	92	(61)

Interest expense excluding Financial Products	91	112	—	(21)	4
Other income (expense)	66	22	4	40	5

Consolidated profit before taxes	252	156	96	—

Provision (benefit) for income taxes	(139)	(146)	7	—
Profit of consolidated companies	391	302	89	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products' subsidiaries	—	85	—	(85)	6

Profit of consolidated and affiliated companies	392	388	89	(85)

Less: Profit (loss) attributable to noncontrolling interests	(12)	(16)	4	—

Profit 7	$404	$404	$85	$(85)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$12,148	$12,148	$—	$—
Revenues of Financial Products	833	—	897	(64)	2
Total sales and revenues	12,981	12,148	897	(64)

Operating costs:
Cost of goods sold	9,704	9,704	—	—
Selling, general and administrative expenses	1,061	924	142	(5)	3
Research and development expenses	437	437	—	—
Interest expense of Financial Products	291	—	292	(1)	4
Other operating (income) expenses	315	3	319	(7)	3
Total operating costs	11,808	11,068	753	(13)

Operating profit	1,173	1,080	144	(51)

Interest expense excluding Financial Products	59	59	—	—	4
Other income (expense)	146	68	27	51	5

Consolidated profit before taxes	1,260	1,089	171	—

Provision (benefit) for income taxes	395	353	42	—
Profit of consolidated companies	865	736	129	—

Equity in profit (loss) of unconsolidated affiliated companies	11	12	(1)	—
Equity in profit of Financial Products' subsidiaries	—	125	—	(125)	6

Profit of consolidated and affiliated companies	876	873	128	(125)

Less: Profit (loss) attributable to noncontrolling interests	8	5	3	—

Profit 7	$868	$868	$125	$(125)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$22,347	$22,347	$—	$—
Revenues of Financial Products	2,151	—	2,398	(247)	2
Total sales and revenues	24,498	22,347	2,398	(247)

Operating costs:
Cost of goods sold	18,034	18,034	—	—
Selling, general and administrative expenses	2,703	2,314	400	(11)	3
Research and development expenses	1,066	1,066	—	—
Interest expense of Financial Products	807	—	810	(3)	4
Other operating (income) expenses	1,439	595	870	(26)	3
Total operating costs	24,049	22,009	2,080	(40)

Operating profit	449	338	318	(207)

Interest expense excluding Financial Products	301	365	—	(64)	4
Other income (expense)	293	153	(3)	143	5

Consolidated profit before taxes	441	126	315	—

Provision (benefit) for income taxes	(179)	(239)	60	—
Profit of consolidated companies	620	365	255	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products' subsidiaries	—	243	—	(243)	6

Profit of consolidated and affiliated companies	621	609	255	(243)

Less: Profit (loss) attributable to noncontrolling interests	(42)	(54)	12	—

Profit 7	$663	$663	$243	$(243)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$35,924	$35,924	$—	$—
Revenues of Financial Products	2,477	—	2,719	(242)	2
Total sales and revenues	38,401	35,924	2,719	(242)

Operating costs:
Cost of goods sold	28,349	28,349	—	—
Selling, general and administrative expenses	3,094	2,681	430	(17)	3
Research and development expenses	1,221	1,221	—	—
Interest expense of Financial Products	854	—	857	(3)	4
Other operating (income) expenses	892	(17)	927	(18)	3
Total operating costs	34,410	32,234	2,214	(38)

Operating profit	3,991	3,690	505	(204)

Interest expense excluding Financial Products	203	203	—	—	4
Other income (expense)	351	76	71	204	5

Consolidated profit before taxes	4,139	3,563	576	—

Provision (benefit) for income taxes	1,249	1,089	160	—
Profit of consolidated companies	2,890	2,474	416	—

Equity in profit (loss) of unconsolidated affiliated companies	32	33	(1)	—
Equity in profit of Financial Products' subsidiaries	—	404	—	(404)	6

Profit of consolidated and affiliated companies	2,922	2,911	415	(404)

Less: Profit (loss) attributable to noncontrolling interests	26	15	11	—

Profit 7	$2,896	$2,896	$404	$(404)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Cash Flow For The Nine Months Ended September 30, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$621	$609	$255	$(243)	2
Adjustments for non-cash items:
Depreciation and amortization	1,633	1,083	550	—
Undistributed profit of Financial Products	—	(243)	—	243	3
Other	203	201	(137)	139	4
Changes in assets and liabilities:
Receivables - trade and other	3,958	1,904	147	1,907	4,5
Inventories	1,985	1,985	—	—
Accounts payable and accrued expenses	(3,054)	(2,881)	(221)	48	4
Customer advances	(606)	(606)	—	—
Other assets - net	102	(135)	252	(15)	4
Other liabilities - net	(371)	(429)	37	21	4
Net cash provided by (used for) operating activities	4,471	1,488	883	2,100
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(751)	(749)	(2)	—
Expenditures for equipment leased to others	(747)	—	(751)	4	4
Proceeds from disposals of property, plant and equipment	799	74	725	—
Additions to finance receivables	(5,255)	—	(15,518)	10,263	5
Collections of finance receivables	7,343	—	18,796	(11,453)	5
Proceeds from sale of finance receivables	69	—	983	(914)	5
Net intercompany borrowings	—	427	(1,015)	588	6
Investments and acquisitions (net of cash acquired)	(9)	(9)	—	—
Proceeds from sale of available-for-sale securities	232	5	227	—
Investments in available-for-sale securities	(312)	(4)	(308)	—
Other - net	(89)	123	(232)	20	7
Net cash provided by (used for) investing activities	1,280	(133)	2,905	(1,492)
Cash flow from financing activities:
Dividends paid	(766)	(766)	—	—
Distribution to noncontrolling interests	—	—	—	—
Common stock issued, including treasury shares reissued	50	50	20	(20)	7
Payment for stock repurchase derivative contracts	—	—	—	—
Treasury shares purchased	—	—	—	—
Excess tax benefit from stock-based compensation	8	8	—	—
Acquisitions of noncontrolling interests	(6)	(6)	—	—
Net intercompany borrowings	—	1,015	(427)	(588)	6
Proceeds from debt issued (original maturities greater than three months)	10,869	986	9,883	—
Payments on debt (original maturities greater than three months)	(10,777)	(1,357)	(9,420)	—
Short-term borrowings (original maturities three months or less)-net	(3,686)	(966)	(2,720)	—
Net cash provided by (used for) financing activities	(4,308)	(1,036)	(2,664)	(608)
Effect of exchange rate changes on cash	9	(10)	19	—
Increase (decrease) in cash and short-term investments	1,452	309	1,143	—
Cash and short-term investments at beginning of period	2,736	1,517	1,219	—
Cash and short-term investments at end of period	$4,188	$1,826	$2,362	$—

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ profit after tax due to equity method of accounting.
3	Non-cash adjustment for the undistributed earnings from Financial Products.
4	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6	Net proceeds and payments to/from Machinery and Engines and Financial Products.
7	Change in investment and common stock related to Financial Products.

Caterpillar Inc. Supplemental Data for Cash Flow For The Nine Months Ended September 30, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,922	$2,911	$415	$(404)	2
Adjustments for non-cash items:
Depreciation and amortization	1,453	879	574	—
Undistributed profit of Financial Products	—	(404)	—	404	3
Other	58	136	(210)	132	4
Changes in assets and liabilities:
Receivables - trade and other	(676)	(489)	(30)	(157)	4,5
Inventories	(1,380)	(1,380)	—	—
Accounts payable and accrued expenses	790	557	161	72	4
Customer advances	321	321	—	—
Other assets - net	154	52	(26)	128	4
Other liabilities - net	(362)	(230)	(13)	(119)	4
Net cash provided by (used for) operating activities	3,280	2,353	871	56
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,362)	(1,345)	(17)	—
Expenditures for equipment leased to others	(1,082)	—	(1,101)	19	4
Proceeds from disposals of property, plant and equipment	754	27	727	—
Additions to finance receivables	(11,168)	—	(29,272)	18,104	5
Collections of finance receivables	7,402	—	24,430	(17,028)	5
Proceeds from sale of finance receivables	710	—	1,861	(1,151)	5
Net intercompany borrowings	—	239	(6)	(233)	6
Investments and acquisitions (net of cash acquired)	(139)	(139)	—	—
Proceeds from sale of available-for-sale securities	292	20	272	—
Investments in available-for-sale securities	(270)	(14)	(256)	—
Other - net	116	151	(35)	—	7
Net cash provided by (used for) investing activities	(4,747)	(1,061)	(3,397)	(289)
Cash flow from financing activities:
Dividends paid	(700)	(700)	—	—
Distribution to noncontrolling interests	(10)	(10)	—	—
Common stock issued, including treasury shares reissued	128	128	—	—	7
Payment for stock repurchase derivative contracts	(38)	(38)	—	—
Treasury shares purchased	(1,716)	(1,716)	—	—
Excess tax benefit from stock-based compensation	55	55	—	—
Acquisitions of noncontrolling interests	—	—	—	—
Net intercompany borrowings	—	6	(239)	233	6
Proceeds from debt issued (original maturities greater than three months)	14,020	49	13,971	—
Payments on debt (original maturities greater than three months)	(10,888)	(173)	(10,715)	—
Short-term borrowings (original maturities three months or less)-net	1,646	1,219	427	—
Net cash provided by (used for) financing activities	2,497	(1,180)	3,444	233
Effect of exchange rate changes on cash	(14)	(9)	(5)	—
Increase (decrease) in cash and short-term investments	1,016	103	913	—
Cash and short-term investments at beginning of period	1,122	862	260	—
Cash and short-term investments at end of period	$2,138	$965	$1,173	$—

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ profit after tax due to equity method of accounting.
3	Non-cash adjustment for the undistributed earnings from Financial Products.
4	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6	Net proceeds and payments to/from Machinery and Engines and Financial Products.
7	Change in investment and common stock related to Financial Products.